EXHIBIT 3.9
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
CPM SA LLC
     This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CPM SA LLC, a Delaware limited liability company (the “Company”), is entered into as of the 10th day of July 2008, by and between CPM Acquisition Corp., a Delaware corporation and Crown Acquisition Corp., a Delaware corporation (the “Members”).
     1. Formation. The Company has been formed as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. §18-101, et. seq.) (the “LLC Act”).
     2. Registered Office and Principal Place of Business. The registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808 or such other locations as the Managing Members may designate from time to time and its registered agent for service of process on the Company at such address is Corporation Service Company or such other agent as may be designated from time to time by the Managing Members. The principal place of business of the Company shall be located at 2975 Airline Circle, Waterloo, IA 50703 or at such other places as the Managing Members may determine.
     3. Business. The business of the Company, by itself or through one or more affiliates, is to engage in any lawful act or activity for which limited liability companies may be formed under the LLC Act and all activities necessary or incidental to the foregoing.
     4. Management.
          (a) The Company shall have two Managing Members (the “Managing Members”), who shall initially be Crown Acquisition Corp. and CPM Acquisition Corp.
          (b) The Managing Members shall have full and exclusive management and control of the business of the Company. The Managing Members shall devote such time to the business of the Company as they deem necessary. In addition to other rights and powers, the Managing Members are expressly authorized to: (i) employ, engage or contract with entities, including affiliates, in the operation and management of the Company; (ii) borrow money for Company purposes; (iii) purchase, sell, pledge, hypothecate and mortgage Company property; and (iv) take any other actions which the Managing Members deem appropriate. The Managing Members shall not be entitled to any fees or other compensation for the performance of their duties as such; provided, however, the Company shall reimburse the Managing Members for all direct costs incurred by each Managing Member, their affiliates, employees or agents on behalf of the Company or otherwise in connection with performance of the duties of the Managing Members.
          (c) The Managing Members hereby appoint the individuals named on Schedule I attached hereto as “Authorized Signatories” of the Company. Each Authorized

Signatory, acting alone, shall have the authority to execute and deliver on behalf of the Company any and all documents or instruments such Authorized Signatory may determine to be necessary or advisable in the conduct of the business of the Company. The Managing Members may from time to time designate additional persons as Authorized Signatories or remove or replace any persons previously designated as Authorized Signatories from such office. In addition, the Managing Members may appoint one or more Authorized Signatories for any limited purpose as the Managing Members may designate. The appointment of any additional Authorized Signatories, the removal or replacement of any Authorized Signatories and any limitations on the authority of any Authorized Signatories shall be carried out by a written instrument executed by the Managing Members.
          (d) The Managing Members, the Authorized Signatories, and their respective affiliates, agents and employees shall not be liable, responsible or accountable in damages or otherwise to the Company or any member subsequently admitted or their successors or assigns for any acts performed or omitted within the scope of their authority as a managing member or an Authorized Signatory (as the case may be), or otherwise conferred on the Managing Members, the Authorized Signatories and their respective affiliates, agents and employees by this Agreement.
          (e) The Company shall indemnify, defend, and hold each Member, each Authorized Signatory, and their respective affiliates, employees and agents, or their respective successors, executors, administrators or personal representatives harmless from and against any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) sustained or incurred as a result of any act or omission concerning the business or activities of the Company.
          (f) Notwithstanding anything to the contrary in this Agreement, any person dealing with the Company shall be entitled to assume that the Managing Members have full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any contracts on behalf of the Company. In no event shall any person dealing with the Managing Members or their representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing Members or their representatives. Each and every agreement, certificate, document or other instrument executed on behalf of the Company by the Managing Members or their representatives shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such agreement, certificate, document or instrument, this Agreement was in full force and effect, (ii) the person executing and delivering such agreement, certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (iii) such agreement, certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.
     5. Capital Contributions. The Members shall make such capital contributions to the Company at such times, and in such amounts, as the Managing Members shall determine in their sole discretion.
     6. Allocations, Distributions, Profits and Losses. All items of income, profit and loss of the Company shall be allocated to the Members in proportion to the respective percentage interests of the Members set forth on Schedule II attached hereto, and all cash and other distributable assets of the Company shall be distributed to the Members. Distributions shall be made at such time, to such extent and in such manner as the Managing Members shall determine in their sole discretion.
     7. Term. The Company shall continue in full force and effect until terminated by operation of the LLC Act or upon the written consent of the Managing Members.
     8. Additional Members; Resignation of Members. The Company may, upon the written consent of the Managing Members, issue additional membership interests to other persons and admit them to the Company as members within the meaning of the LLC Act and/or permit the resignation of members.
     9. Liability. The Members shall not be personally liable for any of the debts of the Company or any of the losses thereof beyond the amount contributed or contracted to be contributed by the Members to the capital of the Company and is limited to the fullest extent permitted by the LLC Act and the Members shall not have any liability for the Company except as expressly required by the LLC Act. All persons dealing with the Company shall look solely to the company assets for satisfaction of claims of any nature. Any obligations or liability whatsoever of the Company which may arise at any time under this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, out of the Company assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of the Members, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
     10 Amendment. This Agreement may be amended and/or restated at any time upon the written consent of the Members.
     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.
[Signatures on following pages.]

     IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the day and year first above written.

CPM ACQUISITION CORP.
By:	/s/ Douglas Ostrich
	Name:	Douglas Ostrich
	Title:	Chief Financial Officer

CROWN ACQUISITION CORP.
By:	/s/ Douglas Ostrich
	Name:	Douglas Ostrich
	Title:	Chief Financial Officer

SCHEDULE I
AUTHORIZED SIGNATORIES
Ted D. Waitman
Douglas Ostrich

SCHEDULE II
PERCENTAGE INTERESTS OF MEMBERS

Member	Percentage Interests
CPM Acquisition Corp.	50%
Crown Acquisition Corp.	50%
Total	100%